Exhibit 99.1

Aprea Therapeutics Announces Closing of Oversubscribed $30 Million Private Placement

Funding will support ongoing development of APR-1051, including expansion into selected patient populations where WEE1 mechanism is well suited

DOYLESTOWN, PA, April 1, 2026 (GLOBE NEWSWIRE) — Aprea Therapeutics, Inc. (Nasdaq: APRE) (“Aprea”, or the “Company”), a clinical-stage precision medicine oncology company focused on the discovery and development of targeted therapies for patients with biomarker-defined cancers, today announced the closing of its previously announced oversubscribed private placement financing. Total gross proceeds from the offering are approximately $30 million to the Company before deducting placement agent fees and other private placement expenses (the “Offering”).  The Offering closed on March 31, 2026.  The Company intends to use the upfront net proceeds for general corporate purposes and for research and development expenses.

The private placement was led by Soleus Capital with participation from other new investors, including Vestal Point Capital and Squadron Capital Management, existing investors and certain insiders of the Company.

In connection with the Offering the Company sold (i) pre-funded warrants to purchase up to an aggregate of approximately 37.2 million shares of common stock (“Pre-Funded Warrants”), for a purchase price equal to $0.808, minus $0.001 per Pre-Funded Warrant, and (ii) warrants to purchase up to an aggregate of approximately 37.2 million shares of common stock. The warrants have an exercise price of $0.683 per share, are exercisable immediately upon issuance, and expire on December 31, 2029, or will be forfeited 30 calendar days after a holder exercises their Pre-Funded Warrants, proportional to the amount so exercised.

“This transformational financing is a significant commitment by top-tier biotech investors who believe in the potential of APR1-1051 to impact the lives of cancer patients,” said Oren Gilad, Ph.D., President and CEO of Aprea. “We believe the proceeds will accelerate the advancement of the ongoing ACESOT-1051 study.  Our immediate goal is to expand evaluation of APR-1051 in biologically selected tumor populations where we believe WEE1 inhibition may have meaningful therapeutic relevance. We plan to enroll at least 50 patients with uterine serous carcinoma (USC) and cyclin E-overexpressing, platinum-resistant ovarian cancer (PROC). We believe this strategy will sharpen the clinical development path for APR-1051 and accelerate insight generation in biomarker-defined patient populations most likely to benefit from WEE1 inhibition.”

Oppenheimer & Co. Inc. acted as the lead placement agent for the private placement. Maxim Group LLC acted as co-lead placement agent for the private placement.

The offer and sale of the foregoing securities were made in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D promulgated thereunder, and the securities have not been registered under the Securities Act or applicable state securities laws. Accordingly, the securities may not be reoffered or resold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. The Company has agreed to file a registration statement with the Securities and Exchange Commission registering the resale of the securities purchased in the private placement.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state. Any offering of the securities under the resale registration statement will only be made by means of a prospectus.

About Aprea

Aprea is a clinical-stage precision medicine oncology company focused on the discovery and development of targeted therapies for patients with biomarker-defined cancers. The Company is pioneering a new approach to treat cancer by exploiting vulnerabilities associated with cancer cell mutations. This approach was developed to kill tumors while minimizing the effect on normal, healthy cells. Aprea’s technology has potential applications across multiple cancer types, enabling it to target a range of tumors, including ovarian, endometrial, colorectal and head and neck squamous cell carcinoma. The company’s lead programs are APR-1051, an oral, small-molecule inhibitor of WEE1 kinase, and ATRN-119, a small molecule ATR inhibitor, both in clinical development for solid tumor indications. For more information, please visit the company website at www.aprea.com.

The Company may use, and intends to use, its investor relations website at https://ir.aprea.com/ as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.

Forward-Looking Statement

Certain information contained in this press release includes “forward-looking statements”, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended related to our study analyses, clinical trials, regulatory submissions, and projected cash position. We may, in some cases use terms such as “future,” “predicts,” “believes,” “potential,” “continue,” “anticipates,” “estimates,” “expects,” “plans,” “intends,” “targeting,” “confidence,” “may,” “could,” “might,” “likely,” “will,” “should” or other words that convey uncertainty of the future events or outcomes to identify these forward-looking statements. Our forward-looking statements are based on current beliefs and expectations of our management team and on information currently available to management that involve risks, potential changes in circumstances, assumptions, and uncertainties. All statements contained in this press release other than statements of historical fact are forward-looking statements, including statements regarding our ability to develop, commercialize, and achieve market acceptance of our current and planned products and services, our research and development efforts, including timing considerations and other matters regarding our business strategies, use of capital, results of operations and financial position, and plans and objectives for future operations. Any or all of the forward-looking statements may turn out to be wrong or be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. These forward-looking statements are subject to risks and uncertainties including, without limitation, the failure to realize the anticipated benefits of the private placement and related transactions, market and other conditions, as well as other factors described under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in the documents we file with the U.S. Securities and Exchange Commission. For all these reasons, actual results and developments could be materially different from those expressed in or implied by our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which are made only as of the date of this press release. We undertake no obligation to update such forward-looking statements for any reason, except as required by law.

Investor Contact:

Mike Moyer
LifeSci Advisors
mmoyer@lifesciadvisors.com